Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

This AGREEMENT is made effective as of 23rd day of October, 2007 by and between Pamrapo Bancorp, Inc. (the “Holding Company”), a corporation organized under the laws of the State of Delaware, with its office at 611 Avenue C, Bayonne, New Jersey, Pamrapo Savings Bank, S.L.A. (the “Bank”), a who11y-owned subsidiary of the Holding Company, and Margaret Russo (“Executive”).

WHEREAS, the Holding Company, the Bank and the Executive entered into a Special Termination Agreement effective November 10, 1989;

WHEREAS, Section 7(a) of the Special Termination Agreement provides that it may be modified by written instrument signed by both parties;

WHEREAS, the Holding Company continues to recognize the substantial contribution Executive has made to the Company and wishes to protect his position therewith for the period provided in this Agreement; and

WHEREAS, the amendment and restatement of the Special Termination Agreement now is considered desirable by the parties;

NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the Special Termination Agreement is renamed the Change in Control Agreement (the “Agreement”) and amended and restated as follows:

1.	TERM OF AGREEMENT.

The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement and continuing at each anniversary date thereafter, the Agreement shall automatically renew for an additional year such that the remaining term shall be three (3) years unless written notice is provided to Executive, at least ten (10) days and not more than twenty (20) days prior to expiration of such period, then the term of this Agreement shall cease at the end of twenty-four (24) months following the next anniversary date unless Executive’s employment is voluntarily or involuntarily terminated with the Bank and Holding Company.

2.	PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL.

(a) Upon the occurrence of a Change in Control of the Bank or the Holding Company (as herein defined), the provisions of Section 3 shall apply.

(b) Definition of a Change in Control. A “Change in Control” of the Bank or the Holding Company shall mean a “change in the ownership” of the Bank or Holding Company, a “change in effective control” of the Bank or Holding Company, or a “change in the ownership of a substantial portion of the assets” of the Bank or Holding Company as these terms are defined in Section 409A of the Code and the regulations promulgated thereunder.

3.	CHANGE IN CONTROL BENEFITS.

(a) Upon the occurrence of a Change in Control, the Bank and the Holding Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be or both, a sum equal to three (3) times the average annual compensation paid to Executive for the three (3) years immediately preceding the occurrence of the Change in Control or such fewer number of years as Executive shall have been employed by the Bank and the Holding Company. Such annual compensation shall include base salary, commissions, bonuses, any other cash compensation, contributions or accruals on behalf of Executive to any pension and/or profit sharing plan, severance payments, retirement payment, director or committee fees and fringe benefits paid or to be paid to the Executive in any such year and payment of any expense item without accountability or business purpose or that do not meet the Internal Revenue Service requirements for deductibility by the Holding Company or the Institution. Such payment shall be made in a lump sum within 30 days of the occurrence of the Change in Control or, if later, January 1, 2008.

(b) Upon a Change in Control, Executive will have a period of three (3) months or such longer period as may be determined by the Committee or pursuant to the Plan within which to exercise any nonstatutory stock options he may hold for the purchase of any securities of the Holding Company all of which will become fully exercisable on the effective date of such Change in Control. Such options will expire at the end of the three (3) month period or such longer period as may be determined by the Committee or pursuant to the Plan. Executive shall also be entitled to any additional rights with respect to options granted under any nonstatutory stock option plan of the Bank or Holding Company.

(c) Upon the occurrence of a Change in Control, Executive will have a period of twelve (12) months within which to exercise options and any limited rights attached thereto granted to him under any stock option plan of the Holding Company. However, with respect to incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986 (“Code”) in order for the options to be treated as Incentive Stock Options, the options must be exercised within three(3) months of the Change in Control and not later than the date which is ten (10) years from the date of grant of such incentive stock option, or in the case of a ten percent stockholder, five (5) years from the date of grant of such incentive stock option.

(d) Upon the occurrence of a Change in Control, the Executive will be entitled to any benefits under the Bank’s Management Recognition and Retention Plan arising from a change in control.

(e) Notwithstanding the preceding paragraphs of this Section 3, in the event that the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Change in Control Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Holding Company or the Bank shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of the Excise Tax on the Change in Control Payments and any Federal, state and local income and employment taxes and the Excise Tax upon the Gross-Up payment, shall be equal to the Change in Control Benefits.

(i) For purposes of determining whether any of the Change in Control Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Change in Control Benefits shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax

Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Holding Company’s or Bank’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) should not be treated by the courts as constituting parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (B) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All fees and expenses of the Tax Counsel and the Auditor shall be borne solely by the Holding Company or the Bank.

(ii) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.

(iii) The Gross-Up Payment shall be made upon the payment to the Executive of the Change in Control Benefits unless it is initially determined by the Holding Company, Bank or the Tax Counsel that the Change in Control Benefits are not subject to the Excise Tax but after payment of the Change in Control Benefits, it is finally that the Change in Control Benefits are subject to the Excise Tax, in which case it shall be made upon the imposition upon the Executive of the Excise Tax.

(iv) The Executive shall notify the Holding Company or the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Holding Company or the Bank of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Holding Company or the Bank of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Holding Company or the Bank (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Holding Company or the Bank notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) give the Holding Company or the Bank any information reasonably requested by the Holding Company or the Bank relating to such claim;

(B) take such action in connection with contesting such claim as the Holding Company or the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Holding Company or the Bank and reasonably satisfactory to the Executive;

(C) cooperate with the Holding Company or the Bank in good faith in order to effectively contest such claim; and

(D) permit the Holding Company or the Bank to control any proceedings relating to such claim as provided below; provided, however, that the Holding Company or the Bank shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for the Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(v) The Holding Company or the Bank shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Holding Company or the bank shall determine; provided, however, that if the Holding Company or the Bank directs the Executive to pay such claim and sue for a refund, the Holding Company or the Bank shall advance the amount of such payment to the Executive and shall indemnify and hold the Executive harmless from the Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Holding Company or the Bank to contest such claim, the Executive may limit this extension solely to such claim. The Holding Company’s or the Bank’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Holding Company or the Bank without the Executive’s consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to the matters covered hereby).

(vi) In the event that the Executive receives a refund of the Excise Tax previously paid, the Executive shall repay to the Holding Company or the Bank, within five (5) business days following the receipt of such refund of the Excise Tax previously paid, the amount of such refund plus any interest received by the Executive from the Internal Revenue Service on the refund, and an amount equal to the reduction in the Executive’s Federal, state and local income tax assuming that the repayment is deductible. If, after the receipt by the Executive of an amount advanced by the Holding Company or the Bank in connection with the Excise Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Holding Company or the Bank does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid.

(f) Upon the occurrence of a Change in Control of the Bank or the Holding Company followed at any time during the term of this Agreement by Executive’s voluntary or involuntary termination of employment, other than a Termination for Cause, the Bank shall cause to be continued life, health and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his severance. Such coverage shall cease upon the earlier of Executive’s obtaining similar coverage by another employer or twelve (12) months from the date of Executive’s termination. In the event the Executive obtains new employment and receives less coverage for life, health or disability, the Bank shall provide coverage substantially identical to the coverage maintained by the Bank for the Executive prior to termination for a period of twelve (12) months.

For the purpose of this Section 3(f), the term “Termination for Cause” shall mean termination upon intentional failure to perform stated duties, personal dishonesty which results in loss to the Holding Company or one of its affiliates or willful violation of any law, rule, regulation or final Cease and desist order which results in substantial loss to the Holding Company or one of its affiliates or any material breach of this Agreement. For purposes of this Section, no act, or the failure to act, on Executive’s part shall be “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Holding Company or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options granted to Executive under any stock option plan of the Bank, the Holding Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of written notice of Termination for Cause and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

4.	SOURCE OF PAYMENTS.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank or the Holding Company, as the case may be. No special or separate fund of the Bank shall be established and no other segregation of assets of the Bank shall be made to assure payment. The Holding Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Holding Company.

5.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank, the Holding Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

6.	NO ATTACHMENT.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank, the Holding Company and their respective successors and assigns.

7.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.	REQUIRED REGULATORY PROVISIONS.

(a) The Bank may terminate the Executive’s employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. “Termination for Cause” shall mean termination upon intentional failure to perform stated duties, personal dishonesty which results in loss to the Holding Company or one of its affiliates or willful violation of any law, rule, regulation or final Cease and desist order which results in substantial loss to the Holding Company or one of its affiliates or any material breach of this Agreement. For-purposes of this Section, no act, or the failure to act, on Executive’s part shall be “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Holding Company or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Any stock options granted to Executive under any stock option plan of the Bank, the Holding Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 8 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

(b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 5(d)(4)(D) or Section 5(d)(5)(A))of the Home Owners’ Loan Act (12 U.S.C. 1464(d)(4)(D) and (d)(5)(A)) or

under Section 407(g)(4) or Section 407(h)of the National Housing Act (12 U.S.C.1730(g)(4) and (h)), the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 5(d)(4)(E) or Section 5(d)(5)(A) of the Home Owners’ Loan Act, (12 U.S.C.1464(d)(4)(E) and (d)(5)(A))or under Section 407(g)(4) or Section 407(h) of the National Housing Act (12 U.S.C. 1730(g)(4) and (h)), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 401(d) of the National Housing Act, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Federal Savings and Loan Insurance Corporation (“FSLIC”), at the time FSLIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 406{f) of the National Housing Act (12 U.S.C. 1729(f)); or (ii) by the Federal Home Loan Bank Board (the “FHLBB”), at the time the FHLBB or its Principal Supervisory Agent approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the FHLBB to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

9.	REINSTATEMENT OF BENEFITS UNDER SECTION 8(b).

In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice described in Section 8(b) hereof (the “Notice”) during the term of this Agreement and a Change in Control, as defined herein, occurs the Bank and the Holding Company will assume its obligation to pay and the Executive will be entitled to receive all of the Change in Control Benefits provided for under Section 3 of this Agreement upon the Bank’s receipt of a dismissal of charges in the Notice.

10.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12.	GOVERNING LAW.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey with respect to matters between the Bank and the Executive and by the laws of the State of Delaware with respect to matters between the Holding Company and the Executive.

13.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

14.	PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank and the Holding Company if Executive is in any material part successful, which payments are guaranteed by the Holding Company pursuant to Section 4 hereof.

15.	SIGNATURES.

IN WITNESS WHEREOF, the Bank and the Holding Company has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on the 23rd day of October, 2007.

ATTEST:	PAMRAPO BANCORP, INC.

/s/ Judith McAuliffe	By:	/s/ William J. Campbell
Asst. Secretary

[SEAL]

WITNESS:

/s/ Kenneth D. Walter	By:	/s/ Margaret Russo
Margaret Russo

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